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Exhibit 5.1

April 5, 2005

American Equity Investment Life Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266

Re:
American Equity Investment Life Holding Company
Registration Statement on Form S-3

Ladies and Gentlemen:

        I am the Chief Financial Officer and General Counsel for American Equity Investment Life Holding Company, an Iowa corporation (the "Company"), and have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 to be filed on April 5, 2005 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of (i) $250,000,000 aggregate principal amount at maturity of the 5.25% Contingent Convertible Senior Notes due 2024 and $10,000,000 aggregate principal amount at maturity of the Series B 5.25% Contingent Convertible Senior Notes due 2024 (collectively, the "Notes") issued under the indenture, dated December 6, 2004 as supplemented by the first supplemental indenture dated December 30, 2004 (collectively, the "Indenture") by and between the Company and U.S. Bank National Association, as trustee (the "Trustee") and (ii) shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), issuable upon conversion of the Notes pursuant to the Indenture, in each case as contemplated by the Registration Rights Agreement dated December 6, 2004, by and between the Company and Deutsche Bank Securities Inc., Raymond James & Associates, Inc. and Advest, Inc., as initial purchasers, and the Registration Rights Agreement dated December 30, 2004 by and between the Company and Deutsche Bank Securities Inc., as initial purchaser (collectively, the "Registration Rights Agreements"). The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement to be filed with the Commission on April 5, 2005 under the Act; (ii) executed copies of the Registration Rights Agreements; (iii) an executed copy of the Indenture; (iv) executed copies of the Notes; (v) a specimen certificate representing the Common Stock; (vi) the Articles of Incorporation of the Company, as in effect on the date hereof; (vii) the Amended and Restated Bylaws of the Company, as in effect on the date hereof; and (viii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Notes and the shares of Common Stock issuable upon conversion of the Notes. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth in paragraph 1 below, I have also assumed that the Notes were duly authenticated by the Trustee. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth in paragraph 2 below, I have assumed (i) the certificates evidencing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by myself evidencing the Shares and (ii) the Conversion Price (as defined in the Indenture) will be at least equal to the par value of the Conversion Shares (as defined below) at the time of conversion.

        My opinion set forth herein is limited to the laws of the State of Iowa that, in my experience, are applicable to securities of the type covered by the Registration Statements and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). I do not express any opinion as to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated. I am a member of the Bar in the State of Iowa.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

        1.     The Notes have been duly authorized by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        2.     The Shares initially issuable upon conversion of the Notes pursuant to the Indenture (the "Conversion Shares") have been duly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ WENDY L. CARLSON Wendy L. Carlson Chief Financial Officer and General Counsel

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  Exhibit 5.1